EXHIBIT 99.1

Hub Group, Inc. Reports Record Third Quarter 2018 Results

Highlights of the quarter

  13% revenue growth
  33% gross margin growth
  121% increase in operating income
  Sold Mode Transportation, LLC for approximately $238.5 million

OAK BROOK, Ill., Oct. 25, 2018 (GLOBE NEWSWIRE) -- Hub Group, Inc. (NASDAQ:HUBG) announced third quarter 2018 net income of $114.6 million, or diluted earnings per share of $3.41 versus third quarter 2017 net income of $15.3 million, or $0.46 per diluted share. Income from continuing operations for the current quarter was $25.8 million, or $0.77 per diluted share versus third quarter 2017 income from continuing operations of $11.6 million, or $0.35 per diluted share.

On August 31, 2018, Hub Group, Inc. closed on the sale of Mode Transportation, LLC.  Mode’s temperature protected services division (“Temstar”) was not included in the sale and was retained by Hub and is reported in the intermodal line of business.  The comparative results of Mode have been reported as “discontinued operations” in the Consolidated Financial Statements.

Results of Continuing Operations

Revenue for the current quarter was $933.2 million compared with $824.8 million for the third quarter 2017 as a result of our success in providing integrated supply chain solutions.   Operating income for the current quarter increased to $34.7 million versus $15.7 million for the third quarter 2017. Operating income increased 121%.

Third quarter intermodal revenue increased 20% to $576.5 million due to a 3% increase in load volume, price increases and higher fuel revenue. Transcon volume was up 7%, local west was up 6%, and local east was down 2%. Intermodal gross margin increased compared to the third quarter of 2017 primarily due to higher pricing, improved mix and accessorial recovery, better network balance and increased volume.  These gains were partially offset by higher rail and drayage costs and one day worse utilization than 2017.  We ended the third quarter of 2018 with approximately 36,800 containers and 1,100 tractors assigned to the dray fleet.

Truck brokerage revenue increased 8% to $122.1 million in the third quarter of 2018 compared to the same quarter of last year.  Truck brokerage handled 1% fewer loads while fuel, price and mix combined were up 9%.  Contractual volume represented 78% of total load volume compared to 82% in the third quarter of 2017. Truck brokerage gross margin increased compared to the third quarter of 2017 primarily because of growth with strategic customers and increased spot activity.

Third quarter logistics revenue decreased 11% to $156.0 million due primarily to lost customers partially offset by growth with existing customers.  Logistics gross margin decreased compared to the third quarter of 2017 due to lost customers, changes in customer mix, and increased purchased transportation costs.

Dedicated revenue increased 36% to $78.6 million compared to the same quarter in the prior year.  Dedicated gross margin decreased compared to the third quarter of 2017 due to higher usage of outside carriers, startup costs associated with new contracts and higher driver wages.  We ended the third quarter of 2018 with approximately 1,500 tractors and 5,100 trailers in Dedicated.

Costs and expenses increased $9.7 million to $80.3 million in the third quarter of 2018 compared to $70.6 million in the third quarter of 2017 due primarily to a $7.5 million increase in incentive compensation, $1.6 million increase in salaries due to higher headcount and employee raises, $1.4 million of higher commissions, and $1.0 million of higher professional fees partially offset by a $1.4 million increase in gain on sale of assets. Professional fees include $0.5 million for due diligence associated with potential acquisitions.

Operating income was $34.7 million compared to $15.7 million in the third quarter 2017.

Discontinued Operations

Income from discontinued operations, net of income taxes, for the third quarter 2018 was $88.8 million or diluted earnings per share of $2.64, versus third quarter 2017 net income of $3.7 million or $0.11 per diluted share.  Third quarter 2018 includes a gain on sale of Mode Transportation, LLC, net of transaction costs and income tax, of $86.3 million or diluted earnings per share of $2.57. We recorded one time incentive payments of approximately $0.6 million or approximately $0.02 per diluted share in the third quarter of 2018.

Cash Flow and Capitalization

Our capital expenditures for the third quarter 2018 totaled $69.6 million, primarily for tractors, containers, trailers and technology investments.  At September 30, 2018, we had cash and cash equivalents of $267.5 million.

At September 30, 2018, we had total debt outstanding of $311.8 million on various debt instruments compared to $302.5 million at December 31, 2017.

2018 Fourth Quarter Outlook

We expect that our fourth quarter 2018 diluted earnings per share will range from $0.85 to $0.95.  We estimate that our 2018 fourth quarter capital expenditures will range from $60 million to $80 million.  We project our effective tax rate for the fourth quarter will range from 22.0% to 22.4%.

CONFERENCE CALL

Hub will hold a conference call at 5:00 p.m. Eastern Time on Thursday, October 25th 2018 to discuss its third quarter 2018 results.

Hosting the conference call will be Dave Yeager, Chief Executive Officer.  Also participating on the call will be Don Maltby, Chief Operating Officer, and Terri Pizzuto, Chief Financial Officer.

This call is being webcast and can be accessed through the Investors link on Hub Group’s web site at www.hubgroup.com.  The webcast is listen-only.  Those interested in participating in the question and answer session should follow the telephone dial-in instructions below.

To participate in the conference call by telephone, please register at http://www.yourconferencecenter.com/r.aspx?p=1&a=ULNKzderGUmOTD. Registrants will be issued a passcode and PIN to use when dialing into the live call which will provide quickest access to the conference.  You may register at any time, including up to and after the call start time.  On the day of the call, dial (888) 206-4064 approximately ten minutes prior to the scheduled call time; enter the participant passcode and PIN received during registration.   The call will be limited to 60 minutes, including questions and answers.

An audio replay will be available through the Investors link on the Company's Web site at www.hubgroup.com. This replay will be available for 30 days.

On October 25 2018, the company will make available on its website an Investor Presentation, which includes updated business information and third quarter 2018 results, among other things. The presentation can be accessed by going to www.hubgroup.com, selecting the “Investors” tab, and then selecting the “Presentations” tab. The presentation will be available on the company’s website until the next regular update.

CERTAIN FORWARD-LOOKING STATEMENTS: Statements in this press release that are not historical, including statements about Hub Group's or management's earnings guidance, intentions, beliefs, expectations, representations, projections, plans or predictions of the future, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently uncertain and subject to risks, and should be viewed with caution. Forward-looking statements may contain words such as “expects”, “expected”, “believe”, “projected”, “estimate”, or similar words, and are based on management's experience and perception of historical trends, current conditions, and anticipated future developments, as well as other factors believed to be appropriate. We believe these statements and the assumptions and estimates contained in this release are reasonable based on information that is currently available to us. Such statements should be viewed with caution. Actual results or experience could differ materially from the forward-looking statements as a result of many factors. Factors that could cause actual results to differ materially include intermodal costs and prices, the integration of any acquisitions and expenses relating thereto, the future performance of Hub’s Intermodal, Truck Brokerage, Dedicated and Unyson Logistics business lines, driver shortages, the amount and timing of strategic investments or divestitures by Hub, the failure to integrate critical information technology systems, retail customers encountering adverse economic conditions and the factors listed from time to time in Hub Group's SEC reports including, but not limited to, the annual report on Form 10-K for the year ended December 31, 2017.  Hub Group assumes no liability to update any such forward-looking statements.

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,
	2018		2017
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$933,224	100.0%	$824,809	100.0%

Transportation costs	818,240	87.7%	738,482	89.5%
Gross margin	114,984	12.3%	86,327	10.5%

Costs and expenses:
Salaries and benefits	57,123	6.1%	45,978	5.6%
General and administrative	19,327	2.1%	20,637	2.5%
Depreciation and amortization	3,800	0.4%	3,966	0.5%
Total costs and expenses	80,250	8.6%	70,581	8.6%

Operating income	34,734	3.7%	15,746	1.9%

Other income (expense):
Interest expense	(2,411)	-0.2%	(2,345)	-0.2%
Interest and dividend income	340	0.0%	42	0.0%
Other, net	251	0.0%	355	0.0%
Total other expense	(1,820)	-0.2%	(1,948)	-0.2%

Income from continuing operations before income taxes	32,914	3.5%	13,798	1.7%

Provision for income taxes	7,150	0.7%	2,210	0.3%

Income from continuing operations	25,764	2.8%	11,588	1.4%

Income from discontinued operations, net of income taxes	88,846		3,746

Net income	$114,610		$15,334

Earnings per share from continuing operations
Basic	$0.77		$0.35
Diluted	$0.77		$0.35

Earnings per share from discontinued operations
Basic	$2.66		$0.11
Diluted	$2.64		$0.11

Earnings per share net income
Basic	$3.43		$0.46
Diluted	$3.41		$0.46

Basic weighted average number of shares outstanding	33,399		33,227
Diluted weighted average number of shares outstanding	33,605		33,335

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands, except per share amounts)
(unaudited)

	Nine Months Ended September 30,
	2018		2017
		% of		% of
	Amount	Revenue	Amount	Revenue
Revenue	$2,665,300	100.0%	$2,213,824	100.0%

Transportation costs	2,358,286	88.5%	1,982,800	89.6%
Gross margin	307,014	11.5%	231,024	10.4%

Costs and expenses:
Salaries and benefits	163,496	6.1%	127,643	5.7%
General and administrative	55,557	2.1%	57,681	2.6%
Depreciation and amortization	11,286	0.4%	8,331	0.4%
Total costs and expenses	230,339	8.6%	193,655	8.7%

Operating income	76,675	2.9%	37,369	1.7%

Other income (expense):
Interest expense	(6,702)	-0.3%	(4,474)	-0.2%
Interest and dividend income	365	0.0%	332	0.0%
Other, net	20	0.0%	533	0.0%
Total other expense	(6,317)	-0.3%	(3,609)	-0.2%

Income from continuing operations before income taxes	70,358	2.6%	33,760	1.5%

Provision for income taxes	16,371	0.6%	10,060	0.4%

Income from continuing operations	53,987	2.0%	23,700	1.1%

Income from discontinued operations, net of income taxes	98,842		11,510

Net income	$152,829		$35,210

Earnings per share from continuing operations
Basic	$1.62		$0.71
Diluted	$1.61		$0.71

Earnings per share from discontinued operations
Basic	$2.96		$0.35
Diluted	$2.95		$0.35

Earnings per share net income
Basic	$4.58		$1.06
Diluted	$4.56		$1.06

Basic weighted average number of shares outstanding	33,387		33,217
Diluted weighted average number of shares outstanding	33,548		33,323

HUB GROUP, INC.
FINANCIAL INFORMATION BY BUSINESS LINE
(in thousands)
(unaudited)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2018	2017	2018	2017
Intermodal	$576,478	$478,531	$1,597,254	$1,362,564
Truck brokerage	122,062	112,653	357,016	323,128
Logistics	156,041	175,679	498,139	470,186
Dedicated	78,643	57,946	212,891	57,946
Total Revenue	$933,224	$824,809	$2,665,300	$2,213,824

HUB GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)
(unaudited)

	September 30,	December 31,
	2018	2017

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$267,507	$28,557
Accounts receivable trade, net	457,694	424,679
Accounts receivable other	4,575	5,704
Prepaid taxes	171	12,088
Prepaid expenses and other current assets	25,001	25,414
Current assets held for sale	-	159,616
TOTAL CURRENT ASSETS	754,948	656,058

Restricted investments	22,168	20,143
Property and equipment, net	662,755	561,214
Other intangibles, net	61,116	64,747
Goodwill, net	318,662	319,272
Other assets	3,552	5,491
Non-current assets held for sale	-	44,016
TOTAL ASSETS	$1,823,201	$1,670,941

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable trade	$247,332	$242,316
Accounts payable other	13,959	13,903
Accrued payroll	46,443	26,674
Accrued other	84,559	53,507
Current portion of capital lease	2,820	2,777
Current portion of long term debt	95,946	77,267
Current liabilities held for sale	-	103,099
TOTAL CURRENT LIABILITIES	491,059	519,543

Long term debt	207,596	214,808
Non-current liabilities	36,634	33,599
Long term capital lease	5,472	7,696
Deferred taxes	154,485	121,095
Non-current liabilities held for sale	-	4,328

STOCKHOLDERS' EQUITY:
Preferred stock, $.01 par value; 2,000,000 shares authorized;
no shares issued or outstanding in 2018 and 2017	-	-
Common stock
Class A: $.01 par value; 97,337,700 shares authorized and
41,224,792 shares issued in 2018 and 2017; 33,612,071 shares
outstanding in 2018 and 33,447,070 shares outstanding in 2017	412	412
Class B: $.01 par value; 662,300 shares authorized;
662,296 shares issued and outstanding in 2018 and 2017	7	7
Additional paid-in capital	175,442	173,011
Purchase price in excess of predecessor basis, net of tax
benefit of $10,306	(15,458)	(15,458)
Retained earnings	1,023,545	870,715
Accumulated other comprehensive loss	(168)	(193)
Treasury stock; at cost, 7,612,721 shares in 2018
and 7,777,722 shares in 2017	(255,825)	(258,622)
TOTAL STOCKHOLDERS' EQUITY	927,955	769,872
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,823,201	$1,670,941

HUB GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2018	2017

Cash flows from operating activities:
Net income	$152,829	$35,210
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	59,184	43,531
Deferred taxes	33,989	19,983
Compensation expense related to share-based compensation plans	9,490	7,402
Contingent consideration adjustment	(4,703)	-
(Gain) loss on sale of assets	(1,458)	360
(Gain) on disposition of discontinued operations	(113,601)	-
Changes in operating assets and liabilities:
Restricted investments	(2,454)	(3,189)
Accounts receivable, net	(44,138)	(37,448)
Prepaid taxes	11,918	(11,839)
Prepaid expenses and other current assets	438	(3,059)
Other assets	1,572	(3,505)
Accounts payable	8,070	51,459
Accrued expenses	30,951	(13,179)
Non-current liabilities	4,358	1,419
Net cash provided by operating activities	146,445	87,145

Cash flows from investing activities:
Proceeds from sale of equipment	4,035	3,052
Purchases of property and equipment	(138,847)	(39,936)
Acquisitions, net of cash acquired	-	(165,933)
Proceeds from the disposition of discontinued operations	222,322	-
Net cash provided by (used in) investing activities	87,510	(202,817)

Cash flows from financing activities:
Proceeds from issuance of debt	118,809	73,606
Repayments of long term debt	(107,341)	(59,921)
Stock tendered for payments of withholding taxes	(4,262)	(3,410)
Capital lease payments	(2,181)	(2,101)
Payment of debt issuance costs	-	(1,397)
Net cash provided by financing activities	5,025	6,777

Effect of exchange rate changes on cash and cash equivalents	(30)	49

Net increase (decrease) in cash and cash equivalents	238,950	(108,846)
Cash and cash equivalents beginning of period	28,557	127,404
Cash and cash equivalents end of period	$267,507	$18,558

CONTACT: Maralee Volchko of Hub Group, Inc., +1-630-271-3745